Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration Statement No. 333-130137

April 26, 2006

PUBLIC STORAGE, INC.

DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A SHARE OF

7.25% CUMULATIVE PREFERRED STOCK, SERIES I

Final Term Sheet

Issuer: Public Storage, Inc. (PSA)

Security: Depositary Shares Each Representing 1/1000 Of A Share Of 7.25% Cumulative Preferred Stock, Series I

Size: 18,000,000 shares

Over-allotment Option: 2,700,000 shares at $25.00 per share

Type of Security: SEC Registered—Registration Statement No. (333-130137)

Public Offering Price: $25.00 per share; $450,000,000 total (not including over-allotment option)

Underwriting

Discounts and Commissions: $.7875 per share for Retail Orders; $11,019,881 total; and $.5000 per share for Institutional Orders; $2,003,250 total;

Proceeds to the

Company, before expenses: $436,976,869 total;

Estimated Company Expenses: $200,000, other than underwriting discounts and commissions

Bookrunners:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC

Co-managers:	UBS Securities, LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Wells Fargo Securities, LLC.

Underwriting:

Number of Firm Shares
Citigroup Global Markets Inc.	2,826,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,826,000
Morgan Stanley & Co. Incorporated	2,826,000
Wachovia Capital Markets, LLC	2,826,000
UBS Securities LLC	2,826,000
Credit Suisse Securities (USA) LLC	360,000
Deutsche Bank Securities Inc.	360,000
Goldman Sachs & Co.	360,000
Wells Fargo Securities, LLC	360,000
A.G. Edwards & Sons, Inc.	135,000
Banc of America LLC	135,000
BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.	135,000
Bear Sterns & Co. Inc.	135,000
H&R Block Financial Advisors, Inc.	135,000
HSBC Securities (USA) Inc.	135,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	135,000
Oppenheimer & Co. Inc.	135,000
Piper Jaffray & Co.	135,000
RBC Dain Rauscher Inc.	135,000
Raymond James & Associates, Inc.	135,000

Charles Schwab & Co., Inc.	135,000
TD Waterhouse Investor Services, Inc.	135,000
Robert W. Baird & Co. Incorporated	45,000
William Blair & Co. L.L.C.	45,000
D.A. Davidson & Co.	45,000
J.J.B. Hilliard, W.L. Lyons, Inc.	45,000
Janney Montgomery Scott LLC	45,000
McGinn, Smith & Co., Inc.	45,000
Mesirow Financial, Inc.	45,000
Morgan Keegan & Company, Inc.	45,000
Pershing LLC	45,000
Ryan Beck & Co., Inc.	45,000
Southwest Securities, Inc.	45,000
Stifel, Nicolaus & Company, Incorporated	45,000
SunTrust Capital Markets, Inc.	45,000
Wedbush Morgan Securities Inc.	45,000
Ziegler Capital Markets Group	45,000

Total	18,000,000

Dividend Rights: 7.25% of the liquidation preference per annum; Distributions begin on September 30, 2006

Redemption: The shares may not redeemed until on or after May 3, 2011

Settlement Date: May 3, 2006(T+5)

Delivery Date: May 3, 2006(T+5)

Selling Concession: $.50/Share for Retail Orders; $.30/Share for Institutional Orders

Reallowance to other dealers: $.45/share

CUSIP Number: 74460D 29 9

ISIN Number: US74460D299

The Issuer has filed a registration statement (including a prospectus with the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup toll-free 1-877-858-5407, (ii) Merrill Lynch & Co. toll-free 1-866-500-5408, (iii) Morgan Stanley toll-free 1-866-718-1649, or (iv) Wachovia Securities toll-free 1-800-326-5897.

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